EXHIBIT h.3

                             SECOND AMENDMENT TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

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                             SECOND AMENDMENT TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                              PHOENIX-SENECA FUNDS

         THIS SECOND AMENDMENT is made by and between Phoenix-Seneca Funds (hereinafter referred to as the "Fund") and Phoenix Equity Planning Corporation (hereinafter referred to as the "Transfer Agent") and amends the Transfer Agency and Service Agreement dated as of October 18, 1997, and amended by a First Amendment dated February 28, 2004 (the "Agreement"), pursuant to which the Transfer Agent has agreed to provide certain transfer agent and related services to the Fund.

                              W I T N E S S E T H:

         WHEREAS, the parties hereto wish to substitute Schedule A of the Agreement to reflect fee schedule changes as permitted pursuant to Article 12 of the Agreement; and

         WHEREAS, the Board of Trustees at its May 18, 2005 meeting approved a resolution to modify the Agreement to provide an annual per account rate of $21.25 for daily dividend accounts and $16.95 for non-daily dividend accounts; and

         NOW, THEREFORE, in consideration of the forgoing premises and other good and valuable consideration, the parties hereby agree that the Schedule A to the Agreement is hereby substituted by replacing Schedule A with the Schedule A attached hereto and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officer on this 18th day of May, 2005.

                       PHOENIX-SENECA FUNDS



                       By: /s/ Daniel T. Geraci
                          ----------------------------------------
                               Daniel T. Geraci
                               President

                       PHOENIX EQUITY PLANNING CORPORATION



                       By /s/ John H. Beers
                         --------------------------------------------------
                              John H. Beers
                              Vice President and Secretary


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                                   SCHEDULE A
                                   ----------
                                  FEE SCHEDULE

Annual Maintenance Fees shall be based on the following formula:

                              AMF Fund = BAMF x SA

Where,

         AMF Fund refers to the aggregate Annual Maintenance Fee levied against each respective Fund,

         BAMF refers to the Base Annual Maintenance Fee levied against each respective Fund for each shareholder account, as more particularly described below, at the basic annual per account rate of $21.25 for daily dividend accounts and $16.95 for non-daily dividend accounts, and

         SA refers to the number of Shareholder Accounts subject to the terms of this Agreement and any and all sub-transfer agent agreements which presently or hereafter may be entered into by the Transfer Agent. For the purpose of computing the foregoing, the Transfer Agent will ascertain the number of Shareholders of each Fund regardless of whether any such Shares are held in accordance with any pooled omnibus accounts or arrangement managed or controlled by any entity, broker/dealer or sub-transfer agent.

Other Fees
----------

o  Omnibus Accounts, Per Transaction                 $2.50
o  Closed Accounts, per Account, per month           $0.20
o  Check Writing Fees:
      Privilege set-up                               $5.00
      Per Cleared Check                              $1.00


Out-of Pocket Expenses
----------------------

Out-of pocket expenses include, but are not limited to: confirmation production, postage, forms, telephone, microfilm, microfiche, stationary and supplies billed as .1122% of postage costs and expenses incurred at the specific direction of any Fund. Postage for mass mailings is due seven days in advance of the mailing date.